Exhibit 5.1

February 24, 2014	Mayer Brown LLP 700 Louisiana Street Suite 3400 Houston, Texas 77002-2730 Main Tel +1 713 238 3000 Main Fax +1 713 238 4888 www.mayerbrown.com

ION Geophysical Corporation

2105 CityWest Blvd., Suite 400

Houston, Texas 77042-2839

Ladies and Gentlemen:

We have acted as special counsel to ION Geophysical Corporation, a Delaware corporation (the “Company”), and the co-registrant subsidiaries of the Company named on Exhibit A hereto (collectively, the “Subsidiary Guarantors,” and together with the Company, the “Registrants”) in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-4 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), with respect to (i) the offer by the Company to exchange $175,000,000 aggregate principal amount of 8.125% Senior Secured Second Priority Notes due 2018 (the “Exchange Notes”) of the Company that have been registered under the Securities Act for a like aggregate principal amount of the Company’s outstanding 8.125% Senior Secured Second Priority Notes due 2018 (the “Restricted Notes”) that have not been registered under the Securities Act and (ii) the guarantees of the Exchange Notes by the Subsidiary Guarantors (the “Guarantees”).  The Restricted Notes were, and the Exchange Notes will be, issued pursuant to the Indenture (the “Indenture”), dated as of May 13, 2013, among the Company, the Subsidiary Guarantors, Wilmington Trust Company, National Association, as trustee (the “Trustee”), and U.S. Bank National Association, as collateral agent (the “Collateral Agent”).

In connection with such matters, we have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

For purposes of our opinion, we have assumed the authenticity of all documents and instruments submitted to us as originals, the conformity to the originals of all documents and instruments submitted to us as copies and the authenticity of the originals of all documents and instruments submitted to us as copies.  We have also assumed the genuineness of the signatures of persons signing all documents and instruments in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents and instruments by the parties thereto other than the Registrants.  For purposes of this opinion, we have assumed that the Indenture will be valid and binding on the Trustee and the Collateral Agent and enforceable against the Trustee and the Collateral Agent in accordance with its terms.  As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the federal laws of the United States of America, the laws of the State of New York and the State of Texas and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws).  In particular, we do not purport to pass on any matter governed by the laws of the State of Louisiana.

Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees (in the forms examined by us) have been duly authorized by all necessary action on the part of the Registrants and have been duly executed, and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders tendering into the exchange offer in exchange for the Restricted Notes in accordance with the terms of the exchange offer as set forth in the Registration Statement, the Exchange Notes and the Guarantees will be validly issued and binding obligations of the Registrants.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion and the statements expressed herein are as of the date hereof.  We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

Very truly yours,

/s/ Mayer Brown LLP

EXHIBIT A

SUBSIDIARY GUARANTORS

GX Technology Corporation

ION Exploration Products (U.S.A.), Inc.

I/O Marine Systems, Inc.

[EXHIBIT A TO THE OPINION LETTER OF MAYER BROWN LLP]